UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K


                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported): December 22, 2004


                                 NCT Group, Inc.
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             (Exact name of registrant as specified in its charter)


                                 NCT Group, Inc.
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             (Exact name of registrant as specified in its charter)


          Delaware                       0-18267                59-2501025
----------------------------       --------------------     --------------------
(State or other jurisdiction           (Commission             (IRS Employer
     of incorporation)                 File Number)          Identification No.)


20 Ketchum Street, Westport, CT                                      06880
-----------------------------------------                        ---------------
(Address of principal executive offices)                           (Zip Code)


Registrant's telephone number including area code:               (203) 226-4447
                                                                 ---------------




Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_|  Pre-commencement   communications  pursuant  to  Rule  14d-2(b)  under  the
     Exchange Act (17 CFR 240.14d-2(b))

|_|  Pre-commencement   communications  pursuant  to  Rule  13e-4(c)  under  the
     Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.     Entry into a Material Definitive Agreement.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

Item 3.02.     Unregistered Sales of Equity Securities.


On December 22, 2004, NCT Group, Inc. ("NCT"), its subsidiary, Distributed Media Corporation ("DMC"), all of the individual members of NCT's Board of Directors (collectively with NCT and DMC, the "NCT Parties") and Carole Salkind, a beneficial owner of approximately 88% of NCT's common stock, entered into a settlement agreement. Under this agreement, Ms. Salkind irrevocably released the NCT Parties from and against all claims recently assigned to Ms. Salkind by Production Resource Group, LLC ("PRG"), except as described below. The PRG claims include those asserted by PRG in three pending lawsuits, two in Superior Court of the State of Connecticut and one in the Court of Chancery of the State of Delaware in and for New Castle County. In one of the Connecticut lawsuits, PRG's claims include a claim of collection on a $2.0 million Offer of Judgment previously accepted by NCT and DMC, along with accrued interest. (On that judgment, approximately $135,000 had been collected by PRG prior to its assignment of claims to Salkind.) In the Delaware lawsuit, PRG sought, among other things, the appointment of a receiver over the business and assets of NCT and DMC. In connection with her release, Ms. Salkind has agreed to dismiss (without prejudice) the three lawsuits described above.

In consideration for entering into the settlement agreement, NCT issued to Carole Salkind a five-year convertible note in the principal amount of $5 million. The note is secured by substantially all of the assets of NCT. The note bears interest, retroactive to December 1, 2004, at 12% per annum payable quarterly in arrears beginning October 1, 2005, and bears interest at a default rate of 17% per annum on any interest or principal not paid when due. The note may be prepaid in whole (but not in part) prior to March 31, 2005; thereafter, the note may be prepaid in whole or in part under certain circumstances. At the election of Ms. Salkind, the note may be converted into 301,204,819 shares of NCT common stock at a conversion price per share of $0.0166 or exchanged for shares of common stock of any subsidiary of NCT (except Pro Tech Communications, Inc.) that makes a public offering of its common stock (at the public offering price). The note contains events of default, including the failure to pay principal or interest when due and the failure to issue shares of common stock upon exercise of conversion rights. Upon an event of default (if not cured), a default penalty of 10% of the then outstanding principal becomes immediately due and payable, as does all accrued interest and all outstanding principal. The exception is that, upon an event of default consisting of a failure to make an interest payment when due and payable, a default penalty of 10% of the then outstanding principal becomes immediately due and payable, as does all accrued interest, but outstanding principal does not. However, a failure to pay interest when due and payable triggers the 10% default penalty each and every time such failure occurs.

The settlement agreement further provides that unless there is a default under the note, Salkind may not enforce any of the PRG claims or lawsuits described above. Upon full satisfaction of the note, Salkind's release of the PRG claims automatically becomes unqualified and Salkind must dismiss the PRG lawsuits described above, this time with prejudice. However, if a default occurs under the

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


note, all PRG claims and lawsuits against the NCT Parties may thereafter be enforced by Salkind, including the lawsuits previously dismissed without prejudice and including the judgment of $2.0 million plus accrued interest described above, all to the extent necessary for full satisfaction under the note.

In conjunction with the issuance of the note, NCT issued Ms. Salkind a five-year warrant to acquire 82,500,000 shares of NCT common stock at an exercise price per share of $0.0166.

The issuance of the note and warrant was not registered under the Securities Act of 1933, as amended, in reliance upon the exemption set forth in Section 4(2) of the Securities Act relating to transactions by an issuer not involving a public offering.

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


Item 9.01.     Financial Statements and Exhibits.

(c) Exhibits:


4.1 Warrant dated December 22, 2004 issued to Carole Salkind for the purchase of 82,500,000 shares of NCT common stock at a purchase price of $0.0166 per share.

10.01 Secured Convertible Note in principal amount of $5,000,000 dated December 22, 2004 issued by NCT to Carole Salkind.

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


                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                  NCT GROUP, INC.

Date:  December 23, 2004

                                                  By:  /s/ Cy E. Hammond
                                                       -------------------------
                                                       Cy E. Hammond
                                                       Senior Vice President and
                                                       Chief Financial Officer

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